Exhibit 99.1

CIFC CORP.	Investor Relations
250 Park Avenue – 4th Floor	Investor@cifc.com
New York, NY 10177	(646) 367-6633
NASDAQ: CIFC

CIFC Corp. Announces Fourth Quarter and Fiscal Year 2012 Results

NEW YORK, March 26, 2013 — CIFC Corp. (NASDAQ: CIFC) (“CIFC” or the “Company”) announced its results of operations for its fourth quarter and year ended December 31, 2012.

Highlights for the Fourth Quarter and Fiscal Year 2012

•	Fee Earning Assets Under Management (“AUM”) from loan-based products totaled $11.8 billion as of December 31, 2012, an increase of $0.9 billion for the fourth quarter and $1.2 billion for the year.

•

Economic Net Income (“ENI”, a non-GAAP measure) for the fourth quarter and fiscal year 2012 was $13.0 million and $25.3 million, respectively, compared to $11.2 million and $29.5 million for the fourth quarter and fiscal year 2011, respectively.

•	ENI management fees increased 22% year over year primarily driven by a full year of results from the Legacy CIFC CLOs, new CLO issuances and acquisitions during 2012.

•

GAAP net income (loss) attributable to CIFC Corp. for the fourth quarter and fiscal year 2012 was $(3.4) million and $(9.6) million, respectively, compared to $(22.5) million and $(32.6) million for the fourth quarter and fiscal year 2011, respectively.

•	Subsequent to year end, the Company issued two new CLOs that will represent approximately $1.0 billion of additional loan-based AUM in aggregate.

Executive Overview

“2012 was a year of strong growth and positioning CIFC for the opportunities ahead. We issued three new CLOs totaling $1.6 billion, raised an additional $0.7 billion in AUM from other corporate loan-based products, and acquired four CLOs with $0.7 billion of loan-based AUM. This more than offset the normal course runoff of older CLOs resulting in a net increase of $1.2 billion in AUM from loan-based products. We also sold certain non-core assets, including our rights to manage our sole European CLO and a legacy portfolio of middle market loan assets. The latter sale, as expected, resulted in the Company having lower net investment and interest income in 2012 than in 2011 but, as a result of the sale proceeds, we are better positioned to seed and issue new funds in 2013. We are excited for the upcoming year as we continue to seek growth opportunities in the current market environment. We have completed integration of the businesses from our 2011 merger and I am pleased to announce our new ticker symbol, CIFC.” said Peter Gleysteen, President and Chief Executive Officer.

We are replacing our previous non-GAAP measure of Adjusted Earnings before Taxes (“AEBT”) with ENI to align our financial performance metric with other leading alternative asset managers and our evolving view of the business. The replacement did not significantly change our non-GAAP measure except to include unrealized gains/losses on our core investments, which we believe reflects the true results of our operations. We have provided comparable non-GAAP information for the prior comparative period.

Selected Financial Metrics

($ in thousands) (unaudited)	4Q’12	4Q’11	% Change	2012	2011	% Change
NON-GAAP FINANCIAL MEASURES (1)
Management fees – senior and subordinate	$13,129	$12,242	7%	$49,662	$40,591	22%
Incentive fees	1,331	119	>100%	2,490	287	>100%
Total Investment advisory fees (2)	14,460	12,361	17%	52,152	40,878	28%
Net interest income	2,559	6,801	(62)%	6,013	24,485	(75)%
Realized net investment gains/(losses)	2,506	90	>100%	1,320	(390)	>100%
Unrealized net investment gains/(losses)	3,758	3,165	19%	6,044	3,079	96%
Net investment and interest income	8,823	10,056	(12)%	13,377	27,174	(51)%
Total net ENI revenues	23,283	22,417	4%	65,529	68,052	(4)%
Compensation and benefits	(4,331)	(5,768)	(25)%	(20,810)	(19,719)	6%
Other operating expenses	(4,461)	(4,024)	11%	(13,463)	(13,169)	2%
Corporate interest expense	(1,490)	(1,456)	2%	(5,912)	(5,678)	4%
Total ENI expenses	(10,282)	(11,248)	(9)%	(40,185)	(38,566)	4%
ENI	$13,001	$11,169	16%	$25,344	$29,486	(14)%
ENI per share – basic (3)	$0.62	$0.55	13%	$1.24	$1.65	(24)%
Adjusted EBIT (4)	$14,491	$12,625	15%	$31,256	$35,164	(11)%
Adjusted EBITDA (5)	$14,656	$12,713	15%	$31,745	$35,715	(11)%
EBITDA Margin	63%	57%	11%	48%	52%	(8%)
Fee Related EBITDA Margin (6)	29%	9%	>100%	23%	6%	>100%
ENI Margin	56%	50%	12%	39%	43%	(9%)

($ in thousands) (unaudited)	12/31/12	9/30/12	% Change vs. 9/30/12		12/31/11	% Change vs. 12/31/11
Fee Earning AUM from loan-based products (7)	$11,844,898	$10,973,507	8%		$10,628,504	11%

($ thousands, except per share data) (unaudited)	4Q’12	4Q’11	% Change	2012	2011	% Change
SELECTED GAAP RESULTS
Net income (loss) attributable to CIFC Corp.	$(3,401)	$(22,505)	n/m	$(9,616)	$(32,592)	n/m
Earnings (loss) per share - basic	$(0.16)	$(1.10)	n/m	$(0.47)	$(1.82)	n/m

Explanatory Notes:

(1)	See Appendix for a detailed description of these non-GAAP measures and reconciliations from net income (loss) attributable to CIFC Corp. to non-GAAP measures.
(2)

Generally, for CLOs, investment advisory fees include: (i) senior management fees, which are paid prior to all scheduled interest and principal payments on CLO debt tranches, (ii) subordinated management fees, which are paid after all scheduled interest and principal payments on CLO debt tranches and assuming coverage tests are satisfied and (iii) incentive management fees, which vary by the terms of the CLO, but are generally paid after investor’s returns exceed return hurdle. Amounts have been adjusted and are presented net of fee sharing arrangements, if any.

(3)

Basic weighted average shares outstanding for the quarter and year ended December 31, 2012 were 20,815,960 and 20,355,807, respectively, and for the quarter and year ended December 31, 2011 were 20,426,118 and 17,892,184, respectively.

(4)	Adjusted EBIT is ENI before corporate interest expense. See Appendix.
(5)	Adjusted EBITDA is Adjusted EBIT before depreciation of fixed assets. See Appendix.
(6)	Fee Related EBITDA Margin is total Investment advisory fees less all expenses divided by total Investment advisory fees.
(7)	AUM excludes non-core AUM of $2.5 billion, $2.6 billion and $3.2 billion as of December 31, 2012, September 30, 2012 and December 31, 2011, respectively.

Quarter 2012 Financial Overview

CIFC reported ENI of $13.0 million for the fourth quarter of 2012, compared to $11.2 million for the same period in the prior year. ENI results from the prior year quarter included $3.8 million of net investment and interest income from the DFR Middle Market CLO, Ltd. (“DFR MM CLO”) which was sold in February 2012. Offsetting this decline, ENI increased period to period by $5.6 million primarily as a result of (i) increases in management fee and net investment and interest income revenues due to the issuance of three CLOs during 2012 and the acquisition of four CLOs from GE Capital, (ii) increases in incentive fees earned on certain CLOs which reached their incentive fee hurdle during 2012 and (iii) increases in net investment and interest income on the Company’s investments in CLOs and warehouses, excluding the DFR MM CLO sale. ENI from investment advisory fees are net of fee sharing arrangements.

CIFC reported GAAP net loss attributable to CIFC Corp. of $(3.4) million for the fourth quarter of 2012, compared to $(22.5) million in the same period of the prior year. GAAP operating results increased by $19.1 million from the prior year period, primarily due to the activity noted above, lower taxes, decreases in net gains on an embedded derivative due to the expiration of an anti-dilution feature on the Company’s convertible notes, and increases in net losses due to net increases in fair value of the Company’s contingent liabilities related to fee sharing due to better than expected performance on CLOs.

Fiscal Year 2012 Financial Overview

CIFC reported ENI of $25.3 million for 2012, compared to $29.5 million for the prior year. ENI results from the prior year included $25.3 million of net investment and interest income from the DFR MM CLO which was sold in February 2012 and the RMBS portfolio which was liquidated during the first half of 2011. Offsetting this decline, ENI increased year over year by approximately $21.1 million primarily due to (i) a full year of results from the Legacy CIFC CLOs, acquired in April 2011, (ii) increases in net investment and interest income from the Company’s investment in CLOs and warehouses, excluding the DFR MM CLO sale, (iii) increases in investment advisory fee and net investment and interest income revenues due to the issuance of three CLOs and acquisition of four CLOs from GE Capital as well as (iv) increases in incentive fees earned on certain CLOs which reached their incentive fee hurdle during 2012. These increases were slightly offset by decreases in management fees from principal paydown, calls and redemptions of certain legacy CLOs and CDOs as well as higher expenses to support the continued growth of the Company.

CIFC reported GAAP net loss attributable to CIFC Corp. of $(9.6) million for 2012, compared to $(32.6) million in the same period of the prior year. GAAP operating results increased by $23.0 million from the prior year, primarily due to the activity noted above. In addition, GAAP operating results increased as a result of a net gain on the sale of Gillespie CLO (a noncore investment). These increases were partially offset by (i) decreases in net gains on an embedded derivative due to the expiration of an anti-dilution feature on the Company’s convertible notes, and (ii) increases in net losses due to net increases in fair value of the Company’s contingent liabilities related to fee sharing due to better than expected performance on CLOs.

Fee Earning AUM

Investment advisory fees earned from investment products the Company manages on behalf of third party investors are the Company’s primary source of revenue. These fees typically consist of senior and subordinate management fees based on a percentage of the investment product’s assets and, in some cases, incentive fees based on the returns the Company generates for the investors in the products.

During the fourth quarter, the Company’s total loan-based Fee Earning AUM increased by $0.9 billion as a result of the issuance of a new CLO and increases in other loan based AUM. These increases were partially offset by declines in Fee Earning AUM for certain CLOs which have reached the end of their contractual reinvestment periods, after which periods capital is returned to investors as the loan assets underlying the CLOs repay principal. As CLOs are maturing, incentive fees, if eligible, will be paid to the Company.

During the year, the Company’s total loan-based Fee Earning AUM increased by $1.2 billion as a result of the issuance of three CLOs, the acquisition of the management rights of four CLOs through the strategic transaction with GE Capital and growth in other loan-based products. This increase was partially offset by the call and redemption of two CLOs, the sale of management’s contracts for two CLOs, and principal repayments on certain CLOs which have reached the end of their contractual reinvestment periods.

The following table summarizes Fee Earning AUM for the Company’s significant loan-based products (1):

	December 31, 2012		September 30, 2012		December 31, 2011
($ in thousands, except # of Products)	# of Products	Fee Earning AUM(2)	# of Products	Fee Earning AUM(2)	# of Products	Fee Earning AUM(2)
Post 2011 CLOs	3	$1,579,558	2	$848,714	—	$—
Legacy CLOs (3)	29	9,599,220	29	9,804,751	29	10,555,255
Total CLOs	32	11,178,778	31	10,653,465	29	10,555,255
Other loan-based products	3	666,120	2	320,042	1	73,249
AUM from loan-based products	35	$11,844,898	33	$10,973,507	30	$10,628,504

Explanatory Notes:

(1)

Table excludes Fee Earning AUM from legacy ABS and Corporate Bond CDOs of $2.5 billion, $2.6 billion and $3.2 billion as of December 31, 2012, September 30, 2012, and December 31, 2011, respectively, as the Company does not expect to issue new CDOs in the future. Fee Earning AUM on CDOs are expected to continue to decline as these funds run-off per their contractual terms.

(2)

Fee Earning AUM numbers generally reflect the aggregate principal or notional balance of the collateral and, in some cases, the cash balance held by the CLO as of the date of the last trustee report received for each CLO prior to the respective AUM date.

(3)	Legacy CLOs represents all CLOs issued prior to 2011 including acquisition of CLOs since 2011.

Total loan-based Fee Earning AUM activity for the quarter and year ended December 31, 2012 are as follows ($ in thousands):

Activity During Q4’12	Amount	Activity During 2012	Amount
September 30, 2012	$10,973,507	December 31, 2011	$10,628,504
CLO New Issuances	727,441	CLO New Issuances	1,579,558
CLO Acquisitions	—	CLO Acquisitions	718,583
CLO Principal Paydown	(192,147)	CLO Principal Paydown	(760,289)
CLO Calls, Redemptions and Sales	(1,840)	CLO Calls, Redemptions and Sales	(936,009)
Fund Subscriptions	467,097	Fund Subscriptions	713,889
Fund Redemptions	(121,624)	Fund Redemptions	(121,624)
Other (1)	(7,536)	Other (1)	22,286
December 31, 2012	$11,844,898	December 31, 2012	$11,844,898

Explanatory Note:

(1)             Other includes changes in collateral balances of CLOs between periods and market appreciation on other loan-based products.

Liquidity

As of December 31, 2012, the Company’s total liquidity was comprised of unrestricted cash and cash equivalents of $47.7 million and $26.7 million relating to warehouse investments. The increase of $11.7 million in cash and cash equivalents from the prior year balance of $36.0 million is primarily attributable to operating income, cash proceeds from the sales of investments in and the management contracts of certain CLOs and a net reduction of the Company’s warehouse investments. These increases were offset by the Company’s investments in the equity of its CLOs during the year, a cash payment for the GECC Transaction and stock repurchases.

Non-GAAP Financial Measures

The Company discloses financial measures that are calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“Non-GAAP”) as follows:

ENI is a non-GAAP financial measure of profitability which management uses to measure the performance of its core business. The Company believes ENI reflects the nature and substance of the business and the economic results driven by investment advisory fee revenues from the management of client funds and earnings on the Company’s investments. ENI represents net income (loss) attributable to CIFC Corp. before taxes, realized and unrealized gains (losses) on dispositions of non-core assets, a portion of non-cash compensation related to profits interests of CIFC Parent Holdings LLC (a significant stockholder in the Company), amortization and impairments of intangible assets, gains/(losses) on derivatives and liabilities and certain non-recurring operating expenses and strategic transaction expenses (such as those associated with the GECC Transaction and the merger with Legacy CIFC).  ENI also presents investment advisory fee revenues net of any fee-sharing arrangements primarily resulting from mergers or acquisitions.

Adjusted EBIT and Adjusted EBITDA are also non-GAAP financial measures that management considers, in addition to net income (loss) attributable to CIFC Corp., to evaluate the Company’s core performance. Adjusted EBIT represents ENI before corporate interest expense and Adjusted EBITDA represents Adjusted EBIT before depreciation of fixed assets, a non-cash item.

ENI, Adjusted EBIT and Adjusted EBITDA may not be comparable to similar measures presented by other companies, as they are non-GAAP financial measures that are not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, ENI, Adjusted EBIT and Adjusted EBITDA should be considered an addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

A detailed calculation of ENI, Adjusted EBIT and Adjusted EBITDA and a reconciliation to the most comparable GAAP financial measure is included in Appendix.

[Financial Tables to Follow in Appendix]

About CIFC

CIFC is a fundamentals-based, relative value credit manager. Our senior management team averages 30 years of credit experience having managed credit businesses in every cycle since the 1980’s. Headquartered in New York, CIFC is an SEC registered investment adviser and a publicly traded company (NASDAQ: CIFC). We currently serve over 200 institutional investors globally. For more information, please visit CIFC’s website at www.cifc.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which reflect CIFC’s current views with respect to, among other things, CIFC’s operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. CIFC believes these factors include but are not limited to those described under the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as such factors may be updated from time to time in its periodic filings with the Securities and Exchange Commission, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the filings. CIFC undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Appendix - Table of Contents

•

Summary reconciliation of GAAP net income (loss) attributable to CIFC Corp. to Non-GAAP measures (ENI, Adjusted EBIT and Adjusted EBITDA) for the quarters and years ended December 31, 2012 and 2011 (unaudited)

•	Reconciliation of GAAP to Non-GAAP measures (Deconsolidated Statement of Operations, excluding consolidation of VIEs) for the quarters ended December 31, 2012 and 2011 (unaudited)

•	Reconciliation of GAAP to Non-GAAP measures (Deconsolidated Statement of Operations, excluding consolidation of VIEs) for the years ended December 31, 2012 and 2011 (unaudited)

•	Reconciliation of GAAP to Non-GAAP measures (Deconsolidated Balance Sheets, excluding consolidation of VIEs) as of December 31, 2012 and December 31, 2011 (unaudited)

Appendix

Summary Reconciliation of GAAP Net income (loss) attributable to CIFC Corp. to Non-GAAP Measures

($ in thousands, unaudited)	Q4’12	Q4’11	2012	2011
GAAP Net income (loss) attributable to CIFC Corp.	$(3,401)	$(22,505)	$(9,616)	$(32,592)
Advisory fee sharing arrangements (1)	(3,058)	(2,652)	(10,201)	(6,519)
Impairment and amortization of intangibles	4,441	5,481	19,213	17,694
Restructuring charges	1,954	(418)	5,877	3,686
Strategic transaction costs and other gains/losses (2)	2,004	3,187	6,757	(457)
Professional services and other compensation costs (3)	2,135	3,276	1,478	3,550
Net adjustment for DFR MM CLO (4)	—	13,297	169	37,144
Income tax expense (benefit)	8,926	11,503	11,667	6,980
Total reconciling and non-recurring items	16,402	33,674	34,960	62,078
ENI	$13,001	$11,169	$25,344	$29,486
Add: Corporate interest expense	1,490	1,456	5,912	5,678
Adjusted EBIT	$14,491	$12,625	$31,256	$35,164
Add: Depreciation of fixed assets	165	88	489	551
Adjusted EBITDA	$14,656	$12,713	$31,745	$35,715

Explanatory Notes:

(1)

The Company shares advisory fees on certain of the CLOs it manages (for example, advisory fees on certain acquired funds are shared with the party that sold the fund to CIFC). These amounts are netted from investment advisory fees in the computation of ENI.

(2)	Adjustment includes the elimination of strategic transaction costs, non-core gains (losses), gains (losses) on derivatives and liabilities as well as gains on sale of management contracts.
(3)

Excludes (a) certain one-time professional fees related to the issuance of the first post 2011 CLO, (b) professional fees related to the sale of the Company’s investments in the DFR MM CLO, (c) elimination of an one-time insurance settlement received related to legal fees for the quarter and year ended December 31, 2011 and (d) a portion of non-cash compensation related to profits interests of CIFC Parent Holdings LLC (a significant stockholder in the Company) for the quarter and year ended December 31, 2012.

(4)

Amount includes net distributions received and changes in fair value on the Company’s investment in the DFR MM CLO. Pursuant to GAAP, this investment was not recorded on a fair value basis therefore the ENI adjustment includes the adjustment to remove the GAAP consolidated profit and loss, and to establish the changes in fair market value of the investment for the reporting period. The DFR MM CLO was sold in February 2012.

Reconciliation from GAAP to Non-GAAP Measures – Consolidated Statements of Operations (1)

	Q4’12			Q4’11
(In thousands, unaudited)	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP
Revenues
Investment advisory fees	$2,648	$14,870	$17,518	$3,334	$11,679	$15,013
Net investment and interest income	2	2,557	2,559	2	741	743
Total net revenues	2,650	17,427	20,077	3,336	12,420	15,756
Expenses
Compensation and benefits	6,466	—	6,466	5,768	—	5,768
Professional services	2,601	—	2,601	5,227	—	5,227
General and administrative expenses	1,695	—	1,695	4,851	—	4,851
Depreciation and amortization	4,606	—	4,606	1,985	—	1,985
Impairment of intangible assets	—	—	—	718	—	718
Restructuring charges	1,954	—	1,954	(418)	—	(418)
Total expenses	17,322	—	17,322	18,131	—	18,131
Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments, loans, derivatives and liabilities	(131)	4,391	4,260	(3,187)	(3,984)	(7,171)
Corporate interest expense	(1,490)	—	(1,490)	(1,456)	—	(1,456)
Strategic transactions expenses	—	—	—	—	—	—
Net other income (expense) and gain (loss)	(1,621)	4,391	2,770	(4,643)	(3,984)	(8,627)
Operating income (loss)	(16,293)	21,818	5,525	(19,438)	8,436	(11,002)
Net results of Consolidated VIEs	(71,045)	71,045	—	26,467	(26,467)	—
Loss before income tax expense (benefit)	(87,338)	92,863	5,525	7,029	(18,031)	(11,002)
Income tax expense (benefit)	8,926	—	8,926	11,503	—	11,503
Net loss	(96,264)	92,863	(3,401)	(4,474)	(18,031)	(22,505)
Net (gain) loss attributable to noncontrolling interest and Consolidated VIEs	92,863	(92,863)	—	(18,031)	18,031	—
Net income (loss) attributable to CIFC Corp.	$(3,401)	$—	$(3,401)	$(22,505)	$—	$(22,505)

Explanatory Notes:

(1)

The Consolidated Statements of Operations have been adjusted to present a deconsolidated non-GAAP statements, which eliminate the impact of Consolidated VIEs. Management believes these statements are more representative of the Company’s operating business.

Reconciliation from GAAP to Non-GAAP Measures – Consolidated Statements of Operations (1) (continued)

	2012			2011
(In thousands, unaudited)	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP
Revenues
Investment advisory fees	$10,696	$51,657	$62,353	$11,455	$35,942	$47,397
Net investment and interest income	226	5,246	5,472	2,982	3,455	6,437
Total net revenues	10,922	56,903	67,825	14,437	39,397	53,834
Expenses
Compensation and benefits	22,945	—	22,945	19,993	—	19,993
Professional services	6,221	—	6,221	9,111	—	9,111
General and administrative expenses	6,096	—	6,096	6,783	—	6,783
Depreciation and amortization	17,931	—	17,931	16,423	—	16,423
Impairment of intangible assets	1,771	—	1,771	1,822	—	1,822
Restructuring charges	5,877	—	5,877	3,686	—	3,686
Total expenses	60,841	—	60,841	57,818	—	57,818
Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments, loans, derivatives and liabilities	(9,565)	5,429	(4,136)	1,915	(16,406)	(14,491)
Corporate interest expense	(5,912)	—	(5,912)	(5,678)	—	(5,678)
Strategic transactions expenses	(657)	—	(657)	(1,459)	—	(1,459)
Net gain on the sale of management contract	5,772	—	5,772	—	—	—
Net other income (expense) and gain (loss)	(10,362)	5,429	(4,933)	(5,222)	(16,406)	(21,628)
Operating income (loss)	(60,281)	62,332	2,051	(48,603)	22,991	(25,612)
Net results of Consolidated VIEs	(168,380)	168,380	—	(288,171)	288,171	—
Loss before income tax expense (benefit)	(228,661)	230,712	2,051	(336,774)	311,162	(25,612)
Income tax expense (benefit)	11,667	—	11,667	6,980	—	6,980
Net loss	(240,328)	230,712	(9,616)	(343,754)	311,162	(32,592)
Net (gain) loss attributable to noncontrolling interest and Consolidated VIEs	230,712	(230,712)	—	311,162	(311,162)	—
Net income (loss) attributable to CIFC Corp.	$(9,616)	$—	$(9,616)	$(32,592)	$—	$(32,592)

Explanatory Notes:

(1)

The Consolidated Statements of Operations have been adjusted to present a deconsolidated non-GAAP statements, which eliminate the impact of Consolidated VIEs. Management believes these statements are more representative of the Company’s operating business.

Reconciliation from GAAP to Non-GAAP – Consolidated Balance Sheets (1)

	December 31, 2012			December 31, 2011
(In thousands, unaudited)	GAAP	Adjustments	Deconsolidated Non-GAAP	GAAP	Adjustments	Deconsolidated Non-GAAP
Assets
Cash and cash equivalents	$47,692	—	$47,692	$35,973	—	$35,973
Due from brokers	1,150	—	1,150	—	—	—
Restricted cash and cash equivalents	1,612	—	1,612	2,229	—	2,229
Investments at fair value	5,058	74,176	79,234	—	89,510	89,510
Receivables	2,432	2,675	5,107	2,197	2,315	4,512
Prepaid and other assets	5,392	—	5,392	5,248	—	5,248
Deferred tax asset, net	50,545	—	50,545	57,756	—	57,756
Equipment and improvements, net	3,979	—	3,979	1,697	—	1,697
Intangible assets, net	43,136	—	43,136	55,574	—	55,574
Goodwill	76,000	—	76,000	67,924	—	67,924
Subtotal	236,996	76,851	313,847	228,598	91,825	320,423
Total assets of Consolidated VIEs	10,267,915	(10,267,915)	—	8,213,994	(8,213,994)	—
Total Assets	$10,504,911	(10,191,064)	$313,847	$8,442,592	$(8,122,169)	$320,423
Liabilities
Accrued and other liabilities	15,734	—	15,734	15,840	—	15,840
Deferred purchase payments	4,778	—	4,778	8,221	—	8,221
Contingent liabilities at fair value	33,783	—	33,783	39,279	—	39,279
Long-term debt	138,233	—	138,233	137,455	—	137,455
Subtotal	192,528	—	192,528	200,795	—	200,795
Total non-recourse liabilities of Consolidated VIEs	10,113,035	(10,113,035)	—	7,818,481	(7,818,481)	—
Total Liabilities	10,305,563	(10,113,035)	192,528	8,019,276	(7,818,481)	200,795
Equity
Common stock	21	—	21	20	—	20
Treasury stock	(664)	—	(664)	—	—	—
Additional paid-in capital	955,407	—	955,407	943,440	—	943,440
Accumulated other comprehensive income (loss)	(3)	—	(3)	(6)	—	(6)
Retained earnings (deficit)	(833,442)	—	(833,442)	(823,826)	—	(823,826)
Total CIFC Corp. Stockholder’s Equity	121,319	—	121,319	119,628	—	119,628
Appropriated retained earnings (deficit) of Consolidated VIEs	78,029	(78,029)	—	303,688	(303,688)	—
Total Equity	199,348	(78,029)	121,319	423,316	(303,688)	119,628
Total Liabilities and Stockholders’ Equity	$10,504,911	$(10,191,064)	$313,847	$8,442,592	$(8,122,169)	$320,423

Explanatory Note:

(1)

The Consolidated Balance Sheets have been adjusted to present deconsolidated non-GAAP statements, which eliminate the impact of Consolidated VIEs. Management believes these statements are more representative of the Company’s financial position.